_________________________________

                       STOCK PURCHASE AGREEMENT

               ________________________________________


This STOCK PURCHASE AGREEMENT ( Agreement ) is made effective and entered into as of the 24th day of September, 1996 by and among PHYSICIANS LASER SERVICES, INC. a corporation organized and existing under the laws of the State of Delaware ( PLS ), P.L.S.N. Y., INC., a Corporation organized or promptly to be organized and existing under the laws of the State of New York
( Company ), and the registered owners of all the common stock of Company issued and outstanding ( Shareholders ).

                         WITNESSETH:

  That for and in consideration of the transfer by Shareholders of all the Company's Common Shares registered in their names to PLS, and the mutual covenants and agreements herein contained and subject to the terms and conditions set forth below, the parties agree as follows:

  1. Name, Address and Number of Shares Owned. The following is the name, address and number of common shares registered in their names of the persons who own all the issued and outstanding common shares of Company:

Name of Shareholder        Address        Number of Shares Owned

 1. Mark Pinter            1119 Sage Street
                      West Lawrence, N.Y. 11691      50

  2. Jonah Yavne           520 Meehan Avenue         50
                      West Lawrence, N.Y. 11691

  2. Exchange of Stock. A. On the closing date ( Closing ) fixed below, the Shareholders shall deliver to PLS certificates, evidencing 100% of the common shares of Company outstanding, as shown on the registration and transfer records of Company, duly endorsed in blank or with such separate transfer powers attached thereto, dated as of the Closing and in a form (satisfactory to PLS and/or its attorney) that shall be effective to vest in PLS good and marketable title in and to 100% of such Company common shares. In addition, the Shareholders shall execute, acknowledge and deliver to PLS such further assignments and other instruments as may, in the judgment of PLS's attorney, be necessary to conclude and confirm the sale of the shares hereby contemplated.

  B. Shareholders have provided to and accepted by PLS a projected Balance Sheet and Profit and Loss Statement prepared as a compilation ( Compilation ) by the CPA of the Company for the 12 month period beginning November 1, 1996 and it is set forth in Schedule A. This initial 12 month period is referred to herein as the Base Period.

  C. Shareholders, upon delivery of such Company shares to PLS, shall receive certificates for the number of section 144 shares of common stock of PLS ( PLS Shares ) computed as follows: The computation shall be made bymultiplying by five (5) the Company's Income Before Taxes as shown on the Compilation and the product of this multiplication shall then be divided by $2.00. The result to the nearest whole number shall be the number of PLS Shares to be issued to Shareholders for the Base Period.

  D. Within 90 days after 10/31/97 Company s corporate books for the Base Period shall be audited by PLS auditors and there shall be an adjustment in the PLS Shares paid and/or to be paid by PLS to Shareholders as provided in this paragraph D. The results of this audit shall be referred to as the First Adjusted Base Period.
To the extent that the audited Income Before Taxes for the First Adjusted Base Period of Company exceeds the Income Before Taxes as shown in the Base Period Compilation, PLS shall issue additional
PLS Shares to the Shareholders in an amount computed as follows:
Such excess Income Before Taxes shall be multiplied by two and one half (2 and 1/2) and the product of such multiplication shall then be divided by $2.00. The result shall be the number of additional
PLS Shares to be promptly received by Shareholders. To the extent that the Income Before Taxes of the Company for the First Adjusted
Base Period is less than Income Before Taxes shown in the Base
Period s Compilation, Shareholders shall return to PLS, PLS Shares initially issued to Shareholders in an amount computed as follows:
the First Adjusted Base Period s deficit of Income Before Taxes contrasted with the Income Before Taxes in the Base Period's Compilation shall be multiplied by two and one half (2 and 1/2) and the product of this multiplication shall then be divided by $2.00. The result shall be the number of PLS Shares promptly returned to PLS.
The number of shares herein provided shall be adjusted to the nearest whole share.

  E. Within 90 days after 10/31/98 and upon completion of an audit by PLS s auditor of the 12 month period 11/1/97-10/31/98 ( Second Adjusted Base Period ), Shareholders shall be eligible for additional PLS Shares in an amount computed as follows: To the extent that the Income Before Taxes as shown on the Second Adjusted Base Period s audit of Company exceeds the Income Before Taxes as shown on the First Adjusted Base Period s audit Shareholders shall be entitled to additional PLS Shares computed as follows: Such excess shall be multiplied by two and one half (2 and 1/2) and the product shall then be divided by $2.00 and Shareholders shall promptly receive to nearest whole PLS Shares equal to such amount.

  F. The $2.00 figure herein is a number arrived at through negotiation between the parties. If at the time of any such computation PLS shares shall be publicly traded for less than $3.00 averaged over the previous 20 trading days there shall be an equitable adjustment in the $2.00 figure. The adjustment shall be equal to the proportionate amount that PLS shares are trading below $3.00 a share. For example, if at the time of computation PLS share are trading averaged over the previous 20 trading days at $2.50, the $2.00 figure shall be reduced 16.66% to $1.67. There shall be no adjustment if PLS share are trading above $3.00. For Shareholders to be eligible for the additional PLS Shares provided for in the First and Second Adjusted Base Periods, Mark Pinter must be an employee of the Company in good standing in accordance with his Employment Contract at the time the above adjustments are made. PLS Shares delivered at anytime to Shareholders shall be pro-rata to their respective original ownership.

  G. Recapitalization. If at the time of computation under the First and/or Second Adjusted Base Periods there has been a prior change in the capitalization of PLS, any such computation shall equitably reflect such changes.

  H. In all instances where this Agreement provides for receipt of PLS Shares by Shareholders, such PLS Shares to be received by Shareholders shall be registered in the name of Cheryl Yavne for shares to be received by Jonah Yavne and Abigail Pinter for shares to be received by Mark Pinter.

  3. Closing. The Closing and the exchange of stock contemplated in Section 2 above shall take place within 10 days after the receipt by PLS of Company s Compilation at 10:00 a.m. at the office of PLS s counsel, Frank R. Brady, Esq. whose address is Frank Brady, P.A., 370 Camino Gardens Blvd., Suite 341, Floor, Boca Raton, Florida 33432, subject to change upon the mutual consent of the parties to this Agreement set forth in writing and signed by all parties.

  4.   Representations, Warranties and Protective Convenants of
Shareholders. As of the time of execution hereof, Shareholders represent and covenant as follows and the same shall be true at closing:

A. This Agreement has been duly authorized by the Board of Directors of Company and Shareholders, in the manner required under applicable law, and will constitute the valid and binding obligation of Shareholders and Company, enforceable in accordance with its terms.

B. Company is authorized to issue 200 shares of common stock, of which 100 are issued and outstanding as set forth in section 1 and the subject of the transaction herein. Company has not authorized nor issued any preferred stock or any other class or category of stock other than the common stock referred to herein.

 C. Company is and will be at the date of Closing, duly registered and validly existing as a corporation under the Constitution and laws of the State of New York with the power and authority to transact business in New York and is duly registered to transact business in any foreign state where it conducts business. Company has no subsidiary corporation(s).

D. Company has the power and authority to carry on its business as currently conducted and holds, or is duly licensed under, all patents, trademarks, trade names, copyrights, licenses, processes and formulas necessary for the operation of its business as currently conducted, free and clear of all liens, encumbrances and claims of any kind or description.

E. The compiled balance sheet and income statement set forth in Schedule A fully and accurately reflect a reasonable projection in the opinion of Shareholders. PLS acknowledges that the Compilation prepared by Company is a projection based on certain assumptions. PLS further acknowledges that Shareholders and Company have not made any representations, warranties nor guarantees as to the outcome or results shown in the Compilation. PLS has had an opportunity to review the Compilation and the reasonableness of the assumptions contained therein.

F. Between the date of this Agreement and the time of Closing, no transactions, other than in the ordinary and usual course of business, will be engaged in by Company, unless Company shall notify in writing PLS and PLS shall approve of the same in writing; and there will be no material adverse change from the present financial or operating condition of Company.

G. Company will not execute any bonds, notes or other obligations for borrowed money, without giving prior written notice thereof made to PLS and without the written approval thereof by PLS.

H. As of the date of this agreement, Company is not, and as of the Closing date will not be, in default under any contract or agreement, or under the order or decree of any court.

I. Except as disclosed in Schedule B, to the best knowledge of Shareholders and the Company there is no action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, or public board or body, pending or threatened against Company, affecting the validity or enforceability of this Agreement in any respect or contesting the powers of Company or the ability of Shareholders to execute and deliver this Agreement, and neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated in this Agreement will conflict with, result in the breach of, or accelerate the performance required by any contract or agreement to which Company or Shareholders are now a party.

J. There are no dividends declared and unpaid on any of the shares of Company; there are no other authorized or outstanding equity securities of any class, kind or character of Company other than stated herein, nor are there any outstanding subscriptions, options, warrants or other agreements or commitments obligating Company to issue any additional shares of any class or any debt obligations convertible into any shares of Company.

K. Company is not a party to any contract or agreement and is not subject to any other restriction, materially and adversely affecting its business, property, or assets.

L. In Schedule C attached hereto, Company has provided PLS with a complete list of the assets of Company. Except as otherwise stated in footnotes to such list of assets, Company has good and marketable title to all assets listed. All tangible property of Company is in good condition and repair and its use conforms to all applicable zoning, building, safety, laws and other regulations.

M. In Schedule D attached hereto , Company has provided PLS with an accurate list of all insurance policies in effect with respect to the business and property of Company and health and medical insurance as of the date of this Agreement. Insurance, or comparable coverage, shall be kept in effect by Company until the Closing and continued thereafter until the conditions subsequent specified in section 5 hereof have been completed.

N. Company and Shareholders have full legal power and authority to execute and deliver this Agreement and other documents necessary for Closing and to carry out and consummate the transactions contemplated by this Agreement; Company has fully complied with or will comply with as of the date of Closing all applicable provisions of law relating to such transactions; Company has duly authorized, approved and adopted this Agreement and the taking of all such action as may be required on the part of Company to carry out and consummate the transactions and operations contemplated by the aforesaid instruments; Company has in full force and effect all consents, approvals, permits or other actions by or filings with any governmental authority required for the execution and delivery of this Agreement and for the performance by Company of the transactions contemplated thereby; from the time of acceptance hereof through the date of the Closing, except as otherwise contemplated by this Agreement, Company will not incur any material liabilities, direct or contingent, or enter into any transaction that could adversely affect the transactions contemplated by this Agreement; from the date of its acceptance hereof through the date of Closing, there shall not have been any material adverse change in the condition, financial or physical of Company other than changes in the ordinary course of Company s business that could adversely affect the transactions contemplated hereby; and the execution and delivery by Company of this Agreement, the compliance by Company with the provisions hereof, the carrying out and consummation by Company of its obligations under such documents and instruments will not conflict with or constitute a breach of or a default under any law, administrative regulation, court decree, instrument or agreement to which Company is subject or by which Company is or any of its properties are bound.
O. In Schedule E attached hereto, Company has provided PLS with an accurate list of accounts and notes receivable, accounts payable, leases, and notes payable by Company as of the date of this Agreement. All such accounts and notes receivable are valid and collectable and represent an undisputed debt for a fixed sum. All such accounts receivable have been billed in good faith, are generally due and payable within sixty (60) days after billing and are not subject to any defense, offset or counterclaim. If any accounts or notes receivable listed by Company are not fully paid to Company when due, and any accounts or notes payable, or leases are inaccurately stated or overdue there shall be a prompt equitable adjustment in the exchange of shares described in section 2 hereof. Schedule E also states an accurate aging report of accounts receivable and payable.

P. The financial statements, lists of leases, accounts receivable, and all other information furnished and to be furnished by Company to PLS accurately and fairly reflect, in reasonable detail, Company s financial condition and operations in all material respects.

Q. Any certificate signed by any officer or director of Company and delivered to PLS shall be deemed to be a representation and warranty by Company as to the statements made therein.

R. There are no voting agreements, Shareholder agreements or other agreements or understandings with respect to any of the shares of Company, except for this Agreement; the Board of Directors consist of Mark Pinter and Jonah Yavne.

S. From and after the date of execution hereof, both Company and Shareholders shall use their best efforts to preserve the business and good will of Company; except in the ordinary course of business, on and after the date of execution of this Agreement, Company not sell or otherwise dispose of or remove any of its properties or assets exceeding $1,000 in value or any interest therein, nor has Company agreed to do so; no casualty, loss or damage in excess of $5,000 will have occurred with respect to any of Company s assets, whether or not the same is covered by insurance; no Shareholder or executive officer or key employee of Company will have left his or her employment with Company; Company has not made or committed to make any capital expenditure in excess of $5,000 in the aggregate, except as set forth in paragraph 4 F and Schedule F; except as set forth in Schedule G there are no loans or other obligations outstanding and unpaid by Company to any Shareholder, nor has Company entered into any contract with any employee, officer or Shareholder of Company, or are there any employee benefit, pension or retirement plans, executive or employee deferred compensation or similar fringe benefit plans maintained by Company other than a major medical and/or health insurance plan.

T. Company has complied in all material respects with all laws and regulations relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of Federal employment taxes, or has cured any failure to so comply and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing; and none of Company s employees are currently represented by a labor union nor are there any organizational efforts presently pending with respect to employees of Company.

U. Except as set forth in Schedule H all tax returns for any federal, state, local or foreign tax required to be filed by Company have been timely and properly filed and all taxes, assessments, fees and other government charges required to be paid with respect thereto have been paid in full or extended; Company is not a party to or the subject of any audit, action or proceeding for assessment or collection of taxes of any kind or description; Company is not in violation of, and the business of Company has not been conducted in violation of, any federal, state or local laws, ordinances or regulations, including equal employment opportunity, employment discrimination, or environmental or health and safety standards, the violation of which could adversely affect the operation of the business of Company as it is presently conducted.

V. Shareholders are the registered owners of the number of fully paid and nonassessable common shares of Company set forth opposite their names in section 1 of this Agreement.

  5.   Interim Operations; Additional Covenants of Company and
Shareholders. Shareholders and Company represent, warrant and covenant that Company will not:

  A. Enter into any transactions prior to the Closing, other than in the ordinary course of business, and Shareholders will take any action that is necessary so that Company will not enter into any such transactions, without the prior written consent of PLS.

  B. Create or incur any indebtedness other than unsecured current liabilities incurred in the ordinary course of business without the written consent of PLS.

  C. Grant or permit to arise any mortgage, security interest, lien, or encumbrance of any kind.

  D. Sell or otherwise dispose of any of its assets other than merchandise inventories sold in the ordinary course of business.

  E. Increase the compensation paid to any of its officers or directors above the level paid on the date of this Agreement or agree to pay to any of its officers, directors or employees any bonus, severance pay, or pension, whether under an existing compensation or deferred compensation plan, or otherwise unless disclosed herein.

  6. Covenants of PLS. PLS hereby represents, covenants, and warrants as follows:
  A. This Agreement has been duly authorized by the board of directors of PLS, in the manner required under applicable law, and will constitute the valid and binding obligation of PLS, enforceable in accordance with its terms.

  B. As of the time of acceptance hereof and at the time of Closing, PLS is and will be duly incorporated and validly existing as a corporation under the Constitution and laws of the State of Delaware, except that PLS hereby acknowledges that it has adopted resolutions of its board of directors to change the state of it incorporation to the State of Florida.

  C. As of the date of this agreement, PLS is registered with the Securities and Exchange Commission (the SEC ) under the Securities Act of 1933 and is a reporting company under the Securities Act of 1934 and has made all quarterly and annual filings with the SEC as are required under applicable rules and regulations.

  D. As of the date of this Agreement, PLS is authorized to issue 10,000,000 shares of common stock, of which 5,323,817 shares are issued and outstanding.

  E. PLS has the power and authority to carry on its business as currently conducted and holds, or is duly licensed under, all patents, trademarks, trade names, copyrights, licenses, processes and formulas necessary for the operation of its business as currently conducted, free and clear of all liens, encumbrances and claims of any kind or description.

  F. As of the date of this agreement, PLS is not, and as of the closing date will not be, in default under any contract or agreement, or under the order or decree of any court.

  G. To the best knowledge of the PLS, as of the date hereof, there is no action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, or public board or body, pending or threatened against PLS, affecting or seeking to prohibit, restrain or enjoin the execution of this Agreement or the exchange of the stock of PLS herein contemplated, or contesting or affecting the validity or contesting the powers of PLS, and neither the execution and delivery of this agreement nor the consummation of the transaction contemplated in this Agreement will conflict with, result in the breach of, or accelerate the performance required by any contract or agreement to which PLS is now a party.

  H. PLS is not a party to any contract or agreement and is not subject to any other restriction, materially and adversely affecting its business, property, or assets.

  I. There are no dividends declared and unpaid on any of the common shares of PLS or its subsidiary.

  J. Any certificate signed by any officer of PLS and delivered to Company shall be deemed to be a representation and warranty by PLS as to the statements made therein.

  K. PLS has good and marketable title to all its assets and properties. All tangible property of PLS is in good condition and repair and conforms to all applicable zoning, building, safety, and other regulations.

  L. The board of directors of PLS consists solely of the Gerard Grau, M.D. and Raymond Stack.

  M. PLS has complied in all material respects with all laws and regulations relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of Federal employment taxes, or has cured any failure to so comply and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing; and none of PLS s employees are currently represented by a labor union nor are there any organizational efforts presently pending with respect to employees of PLS.

  N. All tax returns for any federal, state, local or foreign tax required to be filed by PLS have been timely and properly filed or extended and all taxes, assessments, fees and other government charges required to be paid with respect thereto have been paid in full; PLS is not a party to or the subject of any audit, action or proceeding for assessment or collection of taxes of any kind or description; PLS is not in violation of, and the business of PLS has not been conducted in violation of, any federal, state or local laws, ordinances or regulations, including equal employment opportunity, employment discrimination, or environmental or health and safety standards, the violation of which could adversely affect the operation of the business of PLS as it is presently conducted.

  7. Capital for Company. PLS agrees to use its best efforts to provide Company funding to obtain a Q Switch Nd:YAG laser and a Pulse Dye laser within 60 days of closing.

  8. Conditions Subsequent. Within twenty (20) days after the date of execution of this Agreement, each party shall complete its due diligence investigation of the other. In the event that either party notifies the other in writing that its due diligence has disclosed, in its reasonable judgment, there exists a material condition that is contrary to the other party s covenants set forth in this Agreement, either party may at its option terminate this agreement and neither party shall have any claim against the other.

  9. Investment Intent. Shareholders represent that the shares of common stock of PLS being acquired by it under this Agreement are being acquired for investment purposes only, and not with a view to reselling the same or dividing participation with others. Shareholders represent that they have no present intent to resell or otherwise dispose of all or any part of such shares. Such shares are restricted under Rule 144 of the Securities Act of 1933 and will contain a legend printed thereon that such certificates are so restricted.

  10. Access to Records. Both parties and their respective counsel, accountants, and other representatives, shall have the right at all times during ordinary business hours to inspect all of the properties, books, and records of the respective parties and they shall cooperate with and furnish each other and their respective representatives, all such information and documents with respect to the affairs of the other or their respective representatives may reasonably request

 11. Continuation of Company as a Subsidiary of PLS. On and after the Closing, Company shall continue its existence as a wholly owned subsidiary of PLS and will be identified as such. The persons serving as directors of Company shall at their option, continue in office for as long as the Shareholders continue to own at least twenty-five percent (25%) of the number of shares of PLS received pursuant to this Agreement and adjusted in the manner prescribed in section 2 hereof; at least one additional seat on the Board of Directors of Company shall be created and filled by the person(s) nominated by PLS. Mark Pinter shall continue in office of President of the Company, subject to the terms of a written employment contract acceptable to PLS and Mark Pinter for a period of three years.

  12. Notices. All notices required or permitted to be given under this Agreement shall be deemed duly given when delivered personally or sent by registered or certified mail, postage prepaid, properly addressed to the party to receive such notice, at the addresses specified below:

  If to Company and Shareholders to: Mark Pinter and/or Jonah Yavne
                                     520 Meehan Avenue
                                     West Lawrence, NY 11691

  If to PLS, to:                  3200 N. Federal Highway
                                  P. O. Box 907
                                  Boca Raton, FL 33429-0907

  13. Modification. This Agreement represents and expresses the entire agreement between the parties. No waiver or modification of any one or more of the terms and conditions of this Agreement shall be valid unless in writing and signed by all parties.

  14. Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns in the case of corporate parties hereto and their heirs, estate and legal representatives in the case of any individual party hereto.

  15. Dispute Resolution: Litigation Costs. Any controversy or claim arising out of or relating to this Agreement or the making, performance or interpretation thereof shall be settled by arbitration under the rules of arbitration procedure of the American Arbitration Association in Palm Beach County, Florida. The judgment on the arbitration award may be entered into in any court having jurisdiction thereof in Palm Beach County, Florida. If either party to this Agreement shall default in the performance of any provision of this Agreement, or if either such party is required to take any action to enforce this Agreement or to defend the validity of or interpret this Agreement or any part hereof, then the prevailing party shall be entitled to recover all costs and expenses incurred by reason thereof, including court costs, litigation expense and reasonable attorney fees.

  16. Captions. The captions at the beginning of the several sections and subsections hereof are not part of the substance of this Agreement, but are intended only as guides or labels to assist in locating and reading such sections and subsections. They should be given no effect in construing this Agreement.

  17. Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision hereof.

  18. Waiver. The waiver by a party hereto of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such party.

  19. PLS has reviewed a copy of the Assignment of Leases Agreement by and between Vision Insights Dispensing Systems, Ltd. And Mark Pinter as Assignors and P. L. S. N. Y., Inc. as Assignee, dated the 30th day of August, 1996 (the Assignment ) and attached hereto as Exhibit A. At Closing, PLS agrees to execute an agreement which shall make PLS a co-assignee of the Assignment.

  IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the 24th day of September, 1996.

  Signed in the presence of:       PHYSICIANS LASER SERVICES, INC.
  _________________________
                                  By:___________________________
  ____________________________       Raymond F. Stack, President



  Signed in the presence of:           P. L. S. N. Y., INC.
  _________________________
                                  By: _________________________
  ____________________________         Mark Pinter, President


  Signed in the presence of:
_________________________________

                                  By: _________________________
  ____________________________          Mark Pinter, Shareholder


  Signed in the presence of:
  __________________________
                                  By: ___________________________
  __________________________           Jonah Yavne, Shareholder

  SCHEDULE  A

Company Projected Financial Statements 12 Month Period 11/1/96 -
10/31/97


                                   SCHEDULE  B

List of Lawsuits Etc. Against Company (4I)


                                   None

                                   SCHEDULE  C

List of Company Assets (4L)


    Description                                       Value

  Isuzu Truck, 1995 (Leased)                       $28,000.00
  Ultra pulse 5000C Aesthetic (Leased)             $130,000.00






                                     SCHEDULE D

                         List of Insurance (4M)

                              SCHEDULE  E

  Company List of Account Receivable and Notes Receivable and
Accounts Payable, Leases, and Notes Payable; and Aging of Accounts Receivable and Payable (4O)

                      (Attach Computer Print Out)


                   Account Number                Amount
  Notes:
  Lessor: Cavin Leasing Corporation
  Leased Equipment:  1-Ultrapulse 5000C Aesthetic 117
                     1- Truespot Collimated Handpiece
                     1- Aesthetic Preceptorship Trng
  Lease Term:  60 Months
  Monthly Lease Payments:  $1,991.53

  Lessor:  AT&T Capital Leasing Services, Inc.
  Leased Equipment: 1-Computer Pattern Generator
  Lease Term:  60 Months
  Monthly Lease Payments - $735.20

  Lessor: Citibank, N.A.
  Leased Equipment: 1-1995 Isuzu Truck
  Lease Term:  60 Months
  Monthly Lease Payments:  $544.37
  Receivables:














  Payables:

    Aging:
              30 days   60days         90days or more
  SCHEDULE F

   List of Capital Expenditures Commitments In Excess of $5,000









                                   SCHEDULE  G

 Company List of Outstanding Loans to Shareholders       (4S)










                                   SCHEDULE H

  List of Tax Returns Not Timely Filed or Taxes Unpaid or Other
Violations (4U)